Exhibit 99.1

Verint and Neuberger Berman Announce Resolution of Proxy Contest

Neuberger Berman Has Withdrawn Its Nomination of Directors in Connection with Verint’s

Commitments and New Disclosures

MELVILLE, N.Y. and NEW YORK, N.Y. – June 6, 2019 – Verint® Systems Inc. (Nasdaq: VRNT) and Neuberger Berman Investment Advisers LLC and certain of its affiliates (“Neuberger Berman”) today announced that, following constructive discussions about Verint’s enhanced disclosures and commitments to shareholders outlined below, Neuberger Berman has agreed to withdraw its nominations of three directors to Verint’s Board of Directors.

Jack Egan, Verint’s Lead Independent Director, said, “Our engagement with Neuberger Berman has resulted in a better understanding between us. The Board is committed to continued acceleration of performance as well as regular Board refreshment. We are targeting senior industry executives who have relevant skills and a track record of shareholder value creation. We will be adding a new director this year with operating experience in the software industry, preferably with experience in cloud transitions. We are open to input from all of our shareholders, including Neuberger Berman, for candidates with appropriate qualifications.”

Benjamin Nahum, Managing Director at Neuberger Berman, stated, “We appreciate our engagement with Verint and the progress we have made together. We are supportive of the Company’s strategic direction and leadership team and believe that Verint’s commitment to providing shareholders with enhanced disclosures will ultimately help investors see the strong momentum driving the Company’s long-term value opportunities.”

Dan Bodner, Verint Chairman and CEO, added, “As our business transforms, we continue to evolve our disclosure. In our most recent investor communications, Verint provided shareholders with long-term targets and new cloud metrics, as well as discussed recent acquisitions and our capital allocation plan. We intend to continue to evolve our disclosure including enhanced segment reporting, industry standard cloud metrics and information to assist investors to understand our organic growth. We continue to be committed to refinancing our convertible notes, and do not plan to settle them with shares. We appreciate our constructive dialogue with Neuberger Berman and believe Verint is well positioned for continued success with strong innovation, dedicated employees and world class customers and partners.”

Goldman Sachs & Co. LLC is acting as financial advisor and Jones Day is acting as legal advisor to Verint.

Neuberger Berman will not be submitting GOLD Proxy Cards for tabulation for the 2019 Annual Meeting and encourages stockholders to submit a WHITE proxy card in support of the Board’s recommendations on each proposal.

About Verint Systems Inc.

Verint® (Nasdaq: VRNT) is a global leader in Actionable Intelligence® solutions with a focus on customer engagement optimization and cyber intelligence. Today, over 10,000 organizations in more than 180 countries—including over 85 percent of the Fortune 100—count on intelligence from Verint solutions to make more informed, effective and timely decisions. Learn more about how we’re creating A Smarter World with Actionable Intelligence® at www.verint.com.

VERINT, ACTIONABLE INTELLIGENCE, THE CUSTOMER ENGAGEMENT COMPANY, NEXT IT, FORESEE, OPINIONLAB, KIRAN ANALYTICS, TERROGENCE, SENSECY, CUSTOMER ENGAGEMENT SOLUTIONS, CYBER INTELLIGENCE SOLUTIONS, EDGEVR, RELIANT, VANTAGE, STAR-GATE, SUNTECH, and VIGIA are trademarks or registered trademarks of Verint Systems Inc. or its subsidiaries. Other trademarks mentioned are the property of their respective owners.

About Neuberger Berman

Neuberger Berman, founded in 1939, is a private, independent, employee-owned investment manager. The firm manages a range of strategies—including equity, fixed income, quantitative and multi-asset class, private equity and hedge funds—on behalf of institutions, advisors and individual investors globally. With offices in 23 countries, Neuberger Berman’s team is more than 2,100 professionals. For five consecutive years, the company has been named first or second in Pensions & Investments Best Places to Work in Money Management survey (among those with 1,000 employees or more). Tenured, stable and long-term in focus, the firm has built a diverse team of individuals united in their commitment to delivering compelling investment results for our clients over the long term. That commitment includes active consideration of environmental, social and governance factors. The firm manages $323 billion in client assets as of March 31, 2019. For more information, please visit our website at www.nb.com.

Forward-Looking Statements

This press release contains “forward-looking statements,” including statements regarding expectations, predictions, views, opportunities, plans, strategies, beliefs, and statements of similar effect relating to Verint Systems Inc. These forward-looking statements are not guarantees of future performance and they are based on management’s expectations that involve a number of risks, uncertainties and assumptions, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. For a detailed discussion of these risk factors, see our Annual Report on Form 10-K for the fiscal year ended January 31, 2019, and other filings we make with the SEC. The forward-looking statements contained in this press release are made as of the date of this press release and, except as required by law, Verint assumes no obligation to update or revise them or to provide reasons why actual results may differ.

Important Additional Information and Where to Find It

Verint has filed a definitive proxy statement on Schedule 14A and form of associated WHITE Proxy Card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2019 Annual Meeting (the “Definitive Proxy Statement”). Details concerning the nominees of Verint’s Board of Directors for election at the 2019 Annual Meeting are included in the Definitive Proxy Statement. Verint has mailed solicitation materials, including a WHITE proxy card, to stockholders of record entitled to vote at the 2019 Annual Meeting. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING VERINT’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING WHITE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders are able to obtain a free copy of the Definitive Proxy Statement and of these other documents through the website maintained by the SEC at http://www.sec.gov and through the website maintained by Verint at http://www.verint.com/investor-relations as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Contacts:

Verint Systems Inc.
Investor	Media
Alan Roden	Jim Barron/David Millar
Verint Systems Inc.	Sard Verbinnen & Co.
alan.roden@verint.com	212 687 8080

Neuberger Berman
Alexander Samuelson
Neuberger Berman
(212) 476-5392
Alexander.Samuelson@NB.com

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